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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _______)*


                                  ViaSat, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                   COMMON STOCK, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00092552V1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        Exhibit Index appears on Page 9

                               Page 1 of 11 pages

                                  SCHEDULE 13G

CUSIP No. 00092552V1                                    Page  2   of  11  Pages
          ----------                                         ---     ----

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

    Southern California Ventures
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER

     NUMBER OF           -0-
      SHARES          ---------------------------------------------------------
   BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH              1,539,743
     REPORTING        ---------------------------------------------------------
      PERSON          7  SOLE DISPOSITIVE POWER
       WITH
                         -0-
                      ---------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                         1,539,743
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,539,743
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    20.44%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 11 pages

                                  SCHEDULE 13G

CUSIP No. 00092552V1                                    Page  3   of  11  Pages
          ----------                                         ---     ----

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

    SCV Partners
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER

     NUMBER OF           -0-
      SHARES          ---------------------------------------------------------
   BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH              1,539,743
     REPORTING        ---------------------------------------------------------
      PERSON          7  SOLE DISPOSITIVE POWER
       WITH
                         -0-
                      ---------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                         1,539,743
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,539,743
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    20.44%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 11 pages

                                  SCHEDULE 13G

CUSIP No. 00092552V1                                    Page  4   of  11  Pages
          ----------                                         ---     ----

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

    B. Allen Lay
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER

     NUMBER OF           -0-
      SHARES          ---------------------------------------------------------
   BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH              1,539,743
     REPORTING        ---------------------------------------------------------
      PERSON          7  SOLE DISPOSITIVE POWER
       WITH
                         -0-
                      ---------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                         1,539,743
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,539,743
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    20.44%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 11 pages

                                  SCHEDULE 13G

CUSIP No. 00092552V1                                    Page  5   of  11  Pages
          ----------                                         ---     ----

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

    Jay Raskin
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER

     NUMBER OF           -0-
      SHARES          ---------------------------------------------------------
   BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH              1,539,743
     REPORTING        ---------------------------------------------------------
      PERSON          7  SOLE DISPOSITIVE POWER
       WITH
                         -0-
                      ---------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                         1,539,743
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,539,743
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    20.44%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 11 pages

ITEM 1.

  (a)  NAME OF ISSUER

       ViaSat, Inc.

  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       2290 Cosmos Court
       Carlsbad, California 92009

ITEM 2.

  (a)  NAME OF PERSON FILING

       The persons filing this Schedule 13G are Southern California Ventures, SCV Partners, B. Allen Lay and Jay Raskin (collectively, the "Filing Persons"). Southern California Ventures is the record holder of the securities held. Messrs. Lay and Raskin and SCV Partners are the general partners of Southern California Ventures. Messrs. Lay and Raskin are also the general partners of SCV Partners.

  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

       c/o Southern California Ventures, L.P.
       406 Amapolo, Suite 205
       Torrance, California 90501

  (c)  CITIZENSHIP

       The responses of the Filing Persons to Item 4 of the cover pages to this
       Schedule 13G that relate to the citizenships or places of organization of such persons are herein incorporated by reference.

  (d)  TITLE OF CLASS OF SECURITIES

       This filing is made in regard to Common Stock, par value $0.0001 per share, of ViaSat, Inc. (the "Common Stock").

  (e)  CUSIP NUMBER

       00092552V1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

  (a)  [ ]  Broker or Dealer registered under Section 15 of the Act,

  (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

  (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,


                               Page 6 of 11 pages

  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

  (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4. OWNERSHIP

   (a)  AMOUNT BENEFICIALLY OWNED:

        The number of shares of Common Stock beneficially owned by the Filing Persons as of December 31, 1996 is 1,539,743.

   (b)  PERCENT OF CLASS:

        The percentage of Common Stock beneficially owned by the Filing Persons is 20.44% (based on information included in prospectus dated December 3, 1996 relating to ViaSat's public offering).

   (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE: -0-

        (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 1,593,743

        (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: -0-

        (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DIPOSITION OF: 1,593,743


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        The Filing Persons have filed this Schedule 13G as a group pursuant to Rule 13d-1(f). The identity of each member of the group is stated in
        Exhibit 1 attached hereto. The Filing Persons entered into a Joint Reporting Agreement dated February 18, 1997, pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 18, 1997
                                        SOUTHERN CALIFORNIA VENTURES

                                        By: /s/ B. ALLEN LAY
                                            ----------------------------------
                                            B. Allen Lay, General Partner


                                        SCV PARTNERS

                                        By: /s/ B. ALLEN LAY
                                            ----------------------------------
                                            B. Allen Lay, General Partner


                                        /s/ B. ALLEN LAY
                                        --------------------------------------
                                        B. ALLEN LAY


                                        /s/ JAY RASKIN
                                        --------------------------------------
                                        JAY RASKIN



                               Page 8 of 11 pages

                                 EXHIBIT INDEX

                                                                    Sequentially
Exhibit                                                               Numbered
Number                         Description                              Page
-------                        -----------                           -----------

  1          Identification of Members of the Group................      10

  2          Joint Reporting Agreement dated February 18, 1997.....      11





                               Page 9 of 11 pages

                                   EXHIBIT 1


                     IDENTIFICATION OF MEMBERS OF THE GROUP


1.  Southern California Ventures

2.  SCV Partners

3.  B. Allen Lay

4.  Jay Raskin



                              Page 10 of 11 pages

                                   EXHIBIT 2


                           JOINT REPORTING AGREEMENT


        In consideration of the mutual covenants herein contained, each of the parties hereto represents to and agrees with the other party as follows:

        1.  Such party is eligible to file a statement or statements on
Schedule 13G pertaining to the Common Stock, par value $0.0001, of ViaSat, Inc. to which this agreement is an exhibit, for filing of the information contained herein.

        2. Such party is responsible for timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained therein, provided that no such party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

        3. Such party agrees that such statement is filed by and on behalf of such party and that any amendment thereto will be filed on behalf of each such party.


Dated: February 18, 1997

                                        SOUTHERN CALIFORNIA VENTURES


                                        By: /s/ B. ALLEN LAY
                                            ----------------------------------
                                            B. Allen Lay, General Partner


                                        SCV PARTNERS

                                        By: /s/ B. ALLEN LAY
                                            ----------------------------------
                                            B. Allen Lay, General Partner


                                        /s/ B. ALLEN LAY
                                        --------------------------------------
                                        B. ALLEN LAY


                                        /s/ JAY RASKIN
                                        --------------------------------------
                                        JAY RASKIN



                              Page 11 of 11 pages